FY 2015 Q2 Earnings Release Conference Call Transcript
December 18, 2014

This transcript is provided by NIKE, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:

Good afternoon, everyone. Welcome to NIKE's fiscal 2015 Second Quarter Conference Call. For those who need to reference today's press release, you'll find it at investors.nike.com. Leading today's call is Kelley Hall, Vice President, Corporate Finance and Treasurer.

Before I turn the call over to Ms. Hall, let me remind you that participants on this call will make forward-looking statements based on current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including forms 8-K, 10-K and 10-Q. Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to a mix of futures and at-once orders, exchange rate fluctuations, order cancellations, changes in the timing of shipments, discounts and returns, which may vary significantly from quarter-to-quarter.

In addition, it is important to remember a significant portion of NIKE, Inc.'s continuing operations including equipment, NIKE Golf, Converse and Hurley are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures, including references to wholesale equivalent sales. References to wholesale equivalent sales are only intended to provide context as to the overall current market footprints of the brands owned by NIKE, Inc. and should not be relied upon as a financial measure of actual results. Participants may also make references to other nonpublic financial and statistical information and non-GAAP financial measures. Discussion of nonpublic financial and statistical information and presentations of comparable GAAP measures and quantitative reconciliations can be found at NIKE's website, investors.nike.com.

Now I would like to turn the call over to Kelley Hall, Vice President, Corporate Finance and Treasurer.
Kelley Hall, Vice President, Treasury and Investor Relations:

Thank you, operator. Hello, everyone, and thank you for joining us today to discuss NIKE's fiscal 2015 second quarter results. As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about an hour ago, and at our website, investors.nike.com.

Joining us on today's call will be NIKE, Inc. President and CEO, Mark Parker; followed by Trevor Edwards, President of the NIKE Brand; and finally, you will hear from our Chief Financial Officer, Don Blair, who will give you an in-depth review of our financial results. Following their prepared remarks, we will take your questions. [Operator Instructions] I'll now turn the call over to NIKE, Inc. President and CEO, Mark Parker.

Mark Parker, President & Chief Executive Officer, NIKE, Inc.:

Thank you, Kelley, and hello, everyone, and happy holidays. Q2 was another outstanding quarter for NIKE, and it demonstrates our ability to continue to drive strong, profitable, sustainable growth.

For the quarter, NIKE, Inc. revenues increased 15% to $7.4 billion. Gross margin expanded 120 basis points; diluted earnings per share increased to 25% to $0.74; and we continue to deliver strong returns as our ROIC reached 27%; and we increased our dividend for the 13th year in a row.

Delivering results like these requires a sharp focus on our growth opportunities, making disciplined choices to invest in those areas with the highest potential for return. The world of sport is constantly evolving, as is the environment in which we operate. That opens up new opportunities for NIKE every day. But to identify and capitalize on those opportunities, we have to stay nimble. We need to balance, making critical investments with managing risk, whether they be currency headwinds, commodity costs fluctuations or an evolving political landscape. The word balance is key.

To capture the tremendous growth potential we see for NIKE, we must invest, and a targeted approach to making the right investments helps us drive growth and manage risk. It's a winning strategy that has allowed us to deliver profitable, sustainable growth quarter after quarter, year after year.

I'm often asked how we can continue to grow, how there could still be places where NIKE isn't fully distributed. When I look at the potential in our business, I actually see the exact opposite. The more we focus on knowing, connecting and serving the consumer, the more opportunity I see for growth. And then we capture those opportunities by leveraging the power of the NIKE portfolio.

Let's take apparel as an example. Today, NIKE is one of the largest apparel brands in the world. But as we look up and down our apparel business, we see tremendous opportunity from premium performance apparel to signature sportswear styles, from Running to Basketball, to Global Football, from North America and Western Europe to China, from the NIKE Brand, to Brand Jordan, to Converse, across Men's, Women's and Young Athletes. And within each of those dimensions, we segment further and further to find even more opportunity to drive growth. Our diverse set of brands, categories, geographies, product types and distribution channels provides a competitive advantage that is unmatched. And our relentless focus on serving the consumer allows us to see ever expanding opportunities for growth within our existing portfolio.

Trevor will talk in more depth about our growth drivers in the NIKE Brand, but let me highlight 2 additional areas that we've been investing in to accelerate growth in our business.

First, our Women's business. In October, I was honored to be a part of a powerful moment for NIKE Women's. We introduced our Spring Summer 2015 Collections in New York City with 27 of the world's top athletes. It was amazing to have grand slam winners, world record holders and Olympic champions all in one place at the same time. We were also there to spotlight an important cultural shift that's happening, and sport is powering women's lives like never before.

We see it every day in our digital community of 65 million women. And women are driving a larger global movement of health and fitness. They're running in record numbers. They're engaging in new kinds of workouts and athletic activities at a rapid pace. And that means they have new needs, which are creating new insights and inspiring new products and services. And by staying focused on the needs of the consumer, we're driving growth in our women's business. There is tremendous energy in Women's and a significant opportunity for us in this important business.

Second is our digital strategy. We see digital as an integrated ecosystem of digital communication with consumers, digital products and services to inspire and motivate and of course, e-commerce. All 3 dimensions work together to deliver premium, personalized experiences for our consumers and drive growth for NIKE. Consumers are engaging with technology in new ways. It's transforming the sport experience and the way in which we connect with them. Athletes are getting a better understanding of themselves and their potential than they've ever had before. And we're able to connect personally with more consumers than ever. Digital is where the consumer is today and where they will be going forward. And we're excited about the potential of leveraging digital technology to further drive innovation and continue to deliver increasingly seamless digital experiences for our consumers.

Going a little bit deeper on e-commerce, it continues to deliver, with growth of 65% for the quarter. Our investments in infrastructure are really paying off in this space. We're making it easier for consumers to buy our products and we're presenting the brand in the most premium way. With opportunity for even more innovation and expansion into new markets, this really is just the beginning of what's possible for NIKE.com. E-commerce is, without a doubt, one of our biggest and most important growth opportunities, and it will be for years to come.

One of the reasons I'm so confident in our growth potential for NIKE.com, and really across our entire portfolio, is because NIKE is relentless. We are always striving to deliver something better for the athlete and the consumer. We are, in a word, obsessed, and that obsession fuels innovation. Since day 1, we've looked to athletes as a source of inspiration, and that hasn't changed. What has changed is the pace at which athletes demand more of themselves. As they strive for new levels of performance, they demand products that help them get stronger, faster and more agile, really better in every way. And that pushes us to deliver innovative products and services that go beyond what anyone thought was possible. And it requires us to accelerate the pace of our innovation, to improve not only what we make but how we make it. Today, we have tools and resources available to us that would have been unimaginable 5 years ago, from 3D printers, to high-performance knitting machines, to advanced textiles, just to name a few.

And we're not only focused on the quantum leaps in product innovation. Equally exciting is our focus on continuously evolving our existing and proven performance technologies. NIKE Air continues to be reinvented, as is NIKE Free, Lunar and Tech Fleece. We create products that are completely new, and we make our existing products better. We introduce game-changing innovation in every category in every global market and at scale. No one else can deliver innovation like NIKE can, and that is our greatest competitive advantage as a company. Our ability to leverage and scale this innovation through compelling concepts and technologies across our portfolio of brands and categories, geographies and distribution channels and on the world's best athletes and teams is driving tremendous growth for NIKE around the world.

And while I'm proud of the results we're reporting today, I assure you that we are hungry, we're driven and we are laser-focused on the future. Our success lies in our ability to see what is possible and then relentlessly pursue it, to stay aggressive always, and remembering, as we say every day here at NIKE, the consumer decides. Our business has breadth and depth at a scale that is unmatched in our industry and we have the leadership team and the strategy to drive sustainable growth. That is what you've seen from NIKE in the past and that is what you can continue to expect from us going forward.

Thanks. And now, here's Trevor.

Trevor Edwards, President, NIKE Brand:

Thank you, Mark. Happy holidays, everyone. Our strong second quarter results demonstrate the tremendous momentum of the NIKE Brand. Let's take a look at the numbers.

On a constant-currency basis, NIKE Brand revenue grew 17%. All geographies grew in the quarter, as did all categories, except Golf. The NIKE Brand DTC revenue increased 30%, driven by all concepts. Notably, our online business continues to be very strong with 66% growth in the quarter. And global futures are up 11%, even as we anniversary the strong World Cup orders in the prior year.

The reason we deliver strong growth across our geographies and categories time and time again is clear: we never lose focus on serving our consumers. As always, these strong relationships are fueled by the power of our brands and the category offense. As we've discussed before, the category offense deepens our relationships with consumers by serving them through the lens of sport that matters most to them as they compete, train and express themselves. In other words, we live where they live.

What's more, only NIKE has the broad portfolio and global reach to execute this strategy around the world. We know what works and we know how to identify large, untapped opportunities, develop innovative products and marketing strategies on a global scale and execute them effectively in each marketplace around the world.

Now let's look at two examples of the category offense at work. Basketball and our Women's business, it's no secret why we succeed in Basketball. Our relationship with the world's best athletes provide us great insight that produce incredible product innovation. And these products, in turn, excite and inspire consumers all over the world. Q2 was the 13th consecutive quarter of double-digit growth for our Basketball category. Our position as the world's leader in basketball was supported by strong sell-through of key NIKE Basketball footwear styles like the LeBron 12 and the KD7. And the Jordan Brand remains a powerful growth driver with performance products like the Air Jordan 29, as well as re-releases like the Retro Jordan 6.

You can see this energy come to life with growth throughout the marketplace, from performance to sportswear and across footwear and apparel styles. Retail destinations like our own DTC stores, or the House of Hoops, with Foot Locker, remain go-to locations for those who love the sport.

And momentum in this category is not limited to North America. We're also seeing great consumer response to basketball retail destinations in Europe and China, which help us realize the significant potential of these growing markets.

Now let's take a look at the Women's business. As Mark mentioned, the momentum we're seeing in this business is incredible. The energy was certainly visible at our recent women's event in New York. I will never forget the thrill of seeing some of the world's greatest athletes, including Li Na, Allyson Felix and Skylar Diggins discussing their successes and the power of women in sports. It was truly inspiring.

Looking forward, we remain on the path to meet our goal of a $7 billion Women's business by fiscal year '17. We achieve this by making deep connections with consumers in the areas they most -- that's most important to them: Running, Training and Sportswear. Our strategy means connecting and serving millions of women through the digital platforms, elevating the online and in-store shopping experiences, offering premium product assortments that drive real growth, and as always, leading with innovative products. These products offer consumer great fit and amazing style like never before, and they're presented at retail in a compelling and captivating way.

Great product examples from the quarter include the NIKE Pro Base Layer collection and the continued strength of the NIKE Pro Bra as well as performance-inspired style of the Air Max collection. What's more, we opened women's-only NIKE stores in Newport Beach and Shanghai to strong consumer response. Ultimately, we see Q2 as just the beginning of great things to come in our Women's business.

Now let's turn to a few of our key geographies. In North America, we delivered another great quarter, with Q2 revenue growth of 16%. That growth proves, yet again, the success of our strategies. For us, North America offers a roadmap for other geographies as we continue to deliver strong growth in this critical marketplace. By developing deep consumer relationships through the category offense and delivering segmented and differentiated retail destination, we've driven sustained, profitable growth even in more developed markets where we already have significant market share.

Our brand continues to resonate with consumers in North America, which is driving growth in nearly every category. Basketball, Sportswear and Men's Training have continued to perform well, and we've seen clear acceleration in our Women's and Young Athlete businesses.

Working with our partners, we've continued to see growth as we further transform the marketplace in executions such as the Field House with Dick's Sporting Goods; the Track Club at the Finish Line; and the Young Athletes concept, Fly Zone, with Foot Locker. Additionally, our DTC business has continued to expand with an increase of 18% in quarter 2. By providing the product and experiences our consumers demand, we expect to continue to drive growth in our largest geography.

In Greater China, we continue to see the benefits of our strategy to reset the marketplace. Q2 revenue growth of 21% reflects our plan to deploy a more consumer-centric distribution strategy, and this approach is definitely working. The NIKE Brand is exceptionally strong with consumers in China, and we hold the #1 market share position in both athletic footwear and apparel. Our leadership position as a premium performance brand allows us to present the innovative products in the most compelling retail destinations in the marketplace. As a result, our wholesale partners have continued to see strong comp store growth and expanding profitability in the doors that have been re-profiled. This success mirrors the exceptional numbers we've seen in our own doors. We have driven this return to growth by focusing on increased retail productivity, differentiating our point of distribution and creating more focused consumer experiences. This allows us to provide a narrow yet deep product assortment in each door. This better serves the consumer and also allows us to maintain the healthy inventory levels we are currently seeing in the market. We remain confident that we have the right strategy to drive a sustainable, profitable growth in China over the long term.

Now let's turn to the Emerging Markets, which delivered 13% revenue growth in the quarter, every territory except Mexico and Korea, with 5 of them growing at a double-digit rate. We also saw strong performance coming from Sportswear and Basketball categories in the quarter.

As we discussed, inventory levels in Mexico remain high. This is primarily the result of an inconsistent flow of product to our wholesale partners following transition issues with our distribution center in the early fiscal year 2014. We continue to work aggressively to clear excess inventory and expect to return to more normalized levels by the end of fiscal year '15.

As with every territory in the world, our goal is to operate a healthy pull market, and we believe we are taking the necessary actions to achieve that goal in Mexico.

In Brazil, Q2 revenue growth slowed as volatile macroeconomic conditions made for a more challenging environment. That said, we see this environment as an opportunity to do what we do best: accelerate our transformation of the marketplace fueled by the category offense. The consumer's passion for sport and the NIKE Brand remain strong, and we are focused on creating elevated and differentiated retail experiences for our consumers in Brazil, as we have done in North America, Western Europe and China. Online executions through NIKE.com will serve as the most premium expression of the brand, offering rich product assortments across a broad range of categories. We're also working with our wholesale partners to create compelling destinations at retail, with a focus on our biggest categories: Running, Football and Sportswear. Near-term, we are working to keep the market healthy in Brazil. We are proactively managing the flow of product into the marketplace whilst also swiftly working to clear any excess inventory through the closeout channel. Long-term, we remain confident that the Emerging Markets geography will drive significant growth for the NIKE Brand.

Lastly, let's take a look at Western Europe. With revenue up 24% in the quarter, we continue to see strong momentum for the NIKE Brand. The exceptional growth was driven by our relentless focus on the consumer and our work to transform the marketplace, in line with the category offense. We continue to develop more differentiated retail executions, both in our stores and with our wholesale partners, while continuing to flow amazing products into the marketplace. All this combines to expand the market and help us take market share. Wholesale partners like Foot Locker, JD Sports and Intersport are creating compelling category destinations in cities across the geography that are fueling growth.

And just as we've seen in North America, our DTC business in Western Europe also continues to perform very well, delivering 40% growth in the quarter. This resulted in a double digit revenue growth in every territory and strong growth across every category -- nearly every category, with Sportswear, Football and Running leading the way. Western Europe is a perfect example of the tremendous opportunity that lies ahead for the NIKE Brand to drive long-term growth.

As we finish the first half of the year, the NIKE Brand has never been stronger. By staying focused on the needs of the consumer, we have driven exceptional revenue and profit growth. While we feel great about the results we've delivered to date, we're never satisfied. Like the athletes we serve, our focus is always on continuing to elevate our performance, and that's what we'll do in the second half of the year and beyond.

Thanks. Now here's Don.

Don Blair, EVP & Chief Financial Officer:

Thanks, Trevor. You've often heard us use the phrase NIKE is a growth company. Over our history, we delivered sustained growth in revenues, profits and cash returns to shareholders. The level we've delivered in recent years is particularly distinctive in today's highly volatile and growth-challenged environment.

But the phrase is more than a description of the results we produced. It's a key element of our business philosophy. NIKE as a growth company is embodied in the NIKE maxims, the principles we use to define our corporate culture. NIKE as a growth company means that our potential is continuously expanding and that the numbers like the current size of a market or a previous peak profit margin are only signposts, not limits. It means we can create growth by investing to build deep personal connections with athletes and consumers, by investing to deliver exceptional product innovations and by investing to create premium integrated marketplaces. And NIKE as a growth company means we can leverage our global portfolio and operating capabilities to deliver sustainable, profitable growth, manage risk and create shareholder value.

With that introduction, I'll now recap our Q2 results. Second quarter reported revenue for NIKE, Inc. increased 15%. On a currency-neutral basis, revenue increased 18% as the NIKE Brand grew 17% and Converse increased 24%. Also on a currency-neutral basis, NIKE Brand futures orders grew 11%, driven by a 6% increase in average selling price and a 5% increase in units. The growth reflects continued strong demand for the NIKE Brand even as we anniversary robust prior year orders for Global Football product in advance of the 2014 World Cup. Excluding Global Football, total futures order growth this quarter was essentially in line with the numbers we reported last quarter. Specifically, this quarter's futures growth was led by double-digit expansion in North America, Europe and Greater China, with strong demand across multiple categories, including Sportswear, Basketball and Running. On a reported basis, futures grew 7%, reflecting weaker international currencies, particularly the Euro, Argentine Peso, Ruble and Yen.

Second quarter diluted EPS increased 25% to $0.74, driven by strong revenue growth, gross margin expansion and a lower share count, partially offset by higher SG&A investments.

Gross margin expanded 120 basis points in the quarter. The increase was driven by a mix shift to higher-margin products, continued growth in our higher-margin DTC business and a modest benefit from FX, partially offset by higher product input costs.

Second quarter demand creation spending increased 11%, driven by digital brand marketing, sports marketing and consumer events around the globe.

Q2 operating overhead increased 19%, reflecting growth in our higher gross margin and higher cost DTC business, targeted investments in operational infrastructure and continued investments in digital, including consumer engagement.

The Q2 effective tax rate was 25.4%, a 20 basis point increase, primarily due to adjustments to tax expense on intercompany transactions and the benefit realized in the prior period from the U.S. R&D tax credit. These items were partially offset by an increase in earnings from operations outside the U.S, which are generally subject to a lower tax rate and the resolution of tax audits across multiple jurisdictions.

Inventories at November 30 were up 11% and remain healthy overall, with the majority of the growth in North America, Europe and Converse, and driven in part by the expansion of our DTC business. We continue to focus on inventory management, with particular attention on Brazil and Mexico, where we're working to balance supply and demand to position those markets for ongoing growth.

Now let's take a look at some performance highlights by segment. In North America, Q2 revenue increased 16% on both a reported and currency-neutral basis, led by double-digit growth in the Basketball, Sportswear, Men's Training and Women's Training categories. Direct-to-Consumer revenues grew 18%, driven by 8% comp store sales growth, continued strong growth of NIKE.com and new stores. On a reported basis, Q2 EBIT for North America grew 21%, driven by revenue growth and gross margin expansion.

In Western Europe, Q2 revenues increased 24% on a currency-neutral basis. The growth was broad-based as every territory increased at a double digit rate. Every key category also grew, led by double digit growth for Sportswear, Football and Running.

On a reported basis, Q2 revenue for Western Europe increased 22%. Second quarter EBIT increased 112%, driven primarily by strong revenue growth, gross margin expansion and SG&A leverage. EBIT growth for Western Europe also benefited from 2 non-operating items: a legal charge included in last year's Q2 results; and more favorable, standardized exchange rates that we use for our geography segment reporting. The latter upside was largely offset within the corporate segment of our consolidated results.

Revenue in Central and Eastern Europe accelerated in the quarter, expanding 25% on a currency-neutral basis. Excluding Israel, every territory reported double digit revenue growth, and every key category expanded, except Action Sports. Despite strong FX headwinds, reported revenue for CEE grew 17%, and EBIT grew 19%, driven by strong revenue growth and SG&A leverage.

In Greater China, currency-neutral and reported revenue grew 21%, led by double digit growth in Sportswear, Running and Basketball. As Trevor discussed, the NIKE Brand continues to lead the market, and we're pleased with the results of our work to reset the marketplace for a sustainable, profitable growth. On a reported basis, Q2 EBIT in Greater China increased 31%, driven by strong revenue growth and significant gross margin expansion, partially offset by increased investments in DTC and our new Shanghai campus. Given the continuing benefits of our strategy to reset the market, we now expect full year FY '15 revenue in China to grow at a mid-teens rate.

In the Emerging Markets geography, Q2 revenue grew 13% on a currency-neutral basis, as all territories except Mexico and Korea posted higher revenues. From a category perspective, the growth was led by Sportswear, Basketball and Running. Reported Q2 results in the Emerging Markets geography reflected the translation and gross margin impact of strong FX headwinds, as reported revenue increased only 4% and EBIT decreased 3%. The reduction in profitability was primarily due to lower gross margin and higher operating overhead for new retail stores. We continue to be confident in the long-term growth potential of the territories that comprise our emerging markets geography. And as Trevor discussed earlier, we're executing plans in each of them to realize that potential.

For Converse, revenue grew 24% on a currency-neutral basis, driven by continued strength in existing direct distribution markets such as the U.S, the growth of DTC and market conversions in Europe and Asia. On a reported basis, revenue increased 21%, but EBIT decreased 12%, driven by investments in infrastructure, demand creation and DTC to enable long-term growth.

Over the last 90 days, we've seen our business performance accelerate, and we expect that trend to continue into the second half of fiscal '15. At the same time, the dollar has strengthened against most other currencies and the FX markets have been extremely volatile. While our trading company structure and hedge programs do protect us from some of that volatility, we cannot entirely eliminate all FX risk.

Based on what we know today, we expect the net impact of these 2 factors, the strengthening currency-neutral business performance and the downside from the stronger dollar, will net together to deliver full year results largely in line with the expectations we shared 90 days ago. Specifically, for Q3, we expect constant dollar revenue growth in the low teens, with reported revenue growth about 3 points lower, reflecting the stronger dollar. For the full year, we expect constant dollar revenue growth in the low double digits, with reported revenue growth 2 to 3 points lower.

We expect gross margin for Q3 to expand by about 100 basis points. Growth in our higher-margin businesses including DTC and strategies to increase average selling prices will continue into the second half of the year. These benefits will help to offset increases in product input costs, our actions to clear excess inventory in the emerging markets and increased FX pressure. For the full year, we now expect gross margin expansion of 100 to 125 basis points.

We expect demand creation to grow at a high-single to low double-digit rate for Q3 and at a high single-digit rate for the full year. Operating overhead is now expected to grow at a high-teens rate for Q3 and the full year, reflecting higher variable DTC expenses as well as investments in digital innovation, new operating capabilities and expanded capacity. We continue to expect the effective tax rate for FY '15 will be approximately 24.5%.

As you've heard from all 3 of us today, we're pleased with the results we delivered in the first half of FY '15 and the momentum we see in our business. And notwithstanding the volatility we've seen recently in the macro environment, we're confident we're on track to deliver strong growth for this fiscal year.

We're now ready to take your questions.

QUESTION AND ANSWER SECTION

Operator: Omar Saad, Evercore ISI.

<Q – Omar Saad>: I just really wanted to ask a follow-up question on the gross margin line, Don. Still great expansion year-over-year. I think, maybe you missed your projection for the second quarter a little bit. Kind of wondering, what are the swing factors quarter-to-quarter near-term? Is it FX and input costs? And then, if those are the 2 big factors, we can see FX, but how should we be thinking about oil and some of the other input costs that go in there?

<A – Don Blair>: Well, first of all, we gave a range on gross margin, and our actual results were really essentially in line with that range. And as we've talked about before, there's a lot of moving parts in gross margin. As we look forward with gross margin, FX is one of the things that's changing between the second quarter and where we expect the third quarter to be. As I said in my prepared remarks, we had a very small FX upside in Q2, basically because of our hedge positions for FY '15 Q3. So next quarter, we are expecting that to start turning into a headwind. So yes, FX is the major driver. When you look at the underlying fundamentals of gross selling price improvements versus input costs, we're continuing to make great progress from an operating standpoint on expanding margins.

Operator: Robert Ohmes, Bank of America.

<Q – Robert Ohmes>: Actually, 2 questions. Don, you called out in gross margin, one of the drivers is mix shift to higher-margin products. Can you get some insight into are you speaking about higher margins on some of the new apparel you're doing? Or is it certain sneaker styles? What type of products are you mix-shifting towards? And the second question was, I might have missed it, but you guys called out a lot of great things with momentum. But I don't remember hearing NIKE Free or the word of Flyknit or Running in the U.S., and I just wanted to double check if I maybe missed something on one of those 3 things.

<A – Don Blair>: Sure. So on your first question, this is a trend that we've seen for quite a while now, which is that with the strength of our brand and the flow of innovation we have into the marketplace, we have been essentially trading the consumer up to premium product, and that's both on the apparel and the footwear side. So it's things like Tech Fleece on the Sportswear front and Apparel or just generally the performance apparel we've seen in Running as well as a number of other performance categories. And on the Footwear side, it's marquee footwear styles, Running, Basketball, Sportswear. So what this is, is that long-term trend to building product that's premium for the consumer and can carry that price premium. And I'm going to hand the second question off to Trevor.

<A – Trevor Edwards>: Yes, I'll jump in there. On -- obviously, as you -- as we go through the results, there's a number of categories and dimension of the business. So we always try and give you maybe just some different flavors to how the business is doing. So maybe speaking specifically about Running, we feel good about the Running category. It's our biggest category. It's what we always described as we really operate the complete offense. When you -- in terms of growth, for the quarter, we actually saw mid to high single-digit paced growth in the second quarter. In terms of the growth, it was actually pretty widespread. We saw a particular strength in Europe as well as in China, in Europe, both dimensions of Europe, so Central and Eastern Europe as well as Western Europe. When you dive down specifically into North America, what we have been seeing, it's really across the board, our premium products are doing exceptionally well across the marketplace. And so all the premium products, whether it's the structure, the Pegasus, the LunarGlide, those are all doing really well. Where we have opportunity is really more in the lower price points, and we are actively working to get onto that. And so we are bringing better products in the marketplace, and we will be doing that. So all in all, we feel very good about our Running business across the board. But clearly, there's some opportunity for us to continue to make sure we sharpen our focus along the lines of the complete offense.

<A – Mark Parker>: As far as the Free and Flyknit innovation from NIKE, the -- as I said before, and I continue to be very bullish on both those areas of our innovation agenda, we have -- I recently spent time in our advanced R&D looking at some of the new concepts coming down the pike here, some sooner than later, very exciting developments in the Free category as well as Flyknit, and we continue to be as bullish as we ever have been on the potential as far as both those areas are concerned.

Operator: Robert Drbul, Nomura Securities

<Q – Robert Drbul>: I guess, I have 2 questions. The first one is, I think, the China growth figure now are looking for mid-teens. I think, that's an improvement from the prior outlook. And I just wondered if you could elaborate a little bit more in terms of what's developing there, how everything is going on the footwear side and the apparel side?

<A – Trevor Edwards>: Yes, great question, obviously. As we've always been talking about, we would do -- we even put a reset strategy in China, and we feel very confident that the reset strategy is working. As you could see, certainly with a growth of 21%, we felt great about that result. We also see futures continue to up 13% as a very good indication that all our strategies are in place, and we're building them into the fundamentals of the business. And so as you remember, the key to the strategy was making sure that we would drive more profitable and productive retail. And so we're seeing both of those dimensions really hit. Both were actually increasing the sell-through of products, but it's also at a much more profitable rate. So we feel that we're actually doing all the things that we've talked about. We feel very good about the continued trend on the China business. The metrics continue to show that when you look into our specific -- working with our partners, their doors continue to profile really well. So again, we feel very good. And the inventories in the marketplace are very clean. So all the dimensions of those business will suggest that we will continue to see continuing strong growth in China.

<A – Mark Parker>: And I'll just add that the strength of the brand in China is tremendous. The response of the product that we've introduced is also quite strong. We've obviously made measures to increase our productivity at retail and we're leveraging that across both our own doors and our partner doors in China. So we're very excited about all of that. And then, as Trevor said, the inventory situation there is actually quite good. So we're bullish on the opportunity. And I'll mention, too, that we just launched .com here less than about 7 months ago in China, the response there is -- exceeded our expectations. So that's another great opportunity for us.

<Q – Robert Drbul>: Great. And then, I just have a quick follow-up question. Can you just elaborate on the plan? As you think about FY '15 versus next year, how are you guys going to comp against the success that the Ducks have had and the Heisman Trophy winner from the University of Oregon?

<A – Mark Parker>: That's a good one. That's a tough one to beat. Yes, we're very excited about the Football Championships, and we're very happy for whichever NIKE team wins.

Operator: Lindsay Drucker Mann, Goldman Sachs

<Q – Lindsey Drucker Mann>: It seems as if every other global consumer products company is complaining about a very challenging macro dynamic. Outside of the currency issues that you guys highlighted, are there any markets where you're starting to see the second derivatives turn a little bit softer, where you feel a little bit more cautious about or some disconnect between sell-in and sell-through? Or is your performance as good as it seems?
<A – Don Blair>: When you say second derivatives, you mean just overall consumer trends?

<Q – Lindsey Drucker Mann>: Yes.

<A – Don Blair>: Yes, well, one of the things I'd say, just as an opening, is, generally, what we found is our product and our brand are really the keys to how successful we are in a lot of these markets. And as long as we don't see huge moves in the macroeconomics, we believe that we can continue to generate growth in the business. And we've generally seen that to be the case around the world. There are a few places where we've seen some of the macro start to, at least in the near term, affect consumer confidence. Brazil is an example of that. Certainly, we think, over time, we've got to keep a close eye on Russia. But generally, what we found is our product is one of those things that consumers find ways to continue to buy. And as long as we keep the brand hot and the product right and the distribution premium, I think, we'll do fine.

<A – Trevor Edwards>: Yes, maybe just a jump in there, too. I would say that we also believe that with the category offense, it provides us the ability to continue to bring innovation on multiple dimensions all the time. And that's what we're seeing in many of the marketplaces. So we have been able to somewhat, so to speak, buck the trend. Having said that, Brazil is clearly one of the markets that we're continuing to work on to make sure that we stay ahead of that curve. And that's what we're working to accelerate the marketplace and make sure that we continue to implement our category offense more aggressively in that market.

<Q – Lindsey Drucker Mann>: Great. And you've talked about a strategy to take sort of ongoing inflationary price increases to offset what you have believed was sort of input cost inflation for an extended horizon. Has the move in commodity markets changed your view on pricing going forward?

<A – Don Blair>: Well, let me wind back to the first part of that question. We actually are not pricing literally with either inflation or input cost. One of the changes that we made over the last 5 years or so is really focusing on the consumer as we set price. And really, it's about the value equation that we're trying to create with the consumer. And so when we bring innovation and brand strength and premium presentation at retail to the consumer, then you can move the consumer to premium prices. So we will obviously keep a very close eye on the consumer value equation. We are managing our entire P&L, including margins and costs and revenue and so on. And so, yes, it's part of the calculus, but our pricing is really focused on maintaining the right consumer value equation of the marketplace.

Operator: Jim Duffy, Stifel Nicolaus

<Q – Jim Duffy>: Question for you, Trevor. Visiting a number of the stores recently, the premiumization of the apparel is very evident. It also appears that the apparel collection is more tightly edited than in the past. Is that accurate? And can you also comment on the impact that you've seen on apparel conversion in your Direct-to-Consumer with that directional change?

<A – Trevor Edwards>: Yes. No, I think, you're pretty astute because, absolutely, that is what is taking place, I think, on multiple dimensions, for instance, if you break into our apparel business and you break it out by segment, certainly, you go by the Women's business, our apparel business is doing very, very well. We've tightened the collections down. We've made sure that they actually work across the line. So we've seen really good, strong conversions. Our apparel business within our own doors does exceptionally well. Our Sportswear business, as an example, of the Tech Pack, which we think is a great item and collection actually that's working across the business. So we're seeing strong conversion across. And one of the things that we are learning, which is by -- I think, Mark has always talked about this, which is by being a better retailer, we actually are better with our wholesale partners. So we're taking that same knowledge of tightening the assortments and making sure that we apply that in the broader marketplace. And so we think that's actually what's driving the great growth that we're seeing.

<A – Mark Parker>: And I will say, looking forward to -- we're known for our footwear innovation. We're actually accelerating our commitment to innovation in apparel. And that's really where we're going to shine, I think, is to continue to really stand out from a performance premium apparel position and then leverage that across what we talked about as our complete offense. And we've done that and where we done it, where we've really gotten a lead on that, we've seen the consumer response has been actually quite positive. So as an innovation geek, product geek, I'm incredibly excited about applying that even more aggressively to the apparel side of our business.

Operator: Jay Sole, Morgan Stanley.

<Q – Jay Sole>: So just some interesting comments in the beginning, you were talking about how you see a big apparel opportunity i.e., you're investing in the NIKE Women's business and you're seeing incredible momentum there. At the end of last year, the Men's business was almost 3 times as big as the women's business. So if you think about it from a big picture perspective, what's the opportunity to close that gap over time given the momentum you're seeing, given the investments you're making? And can you talk about maybe some structural reasons why the gap can't be the same eventually?

<A – Mark Parker>: Well, the opportunity, we spoke -- I spoke to a little bit in my remarks, we're seeing a big shift in Women's just in terms of their participation in sports and being more physical. We're seeing that online with the number of women we have participating in our NIKE+ and our training applications online. So the relationship we have with the women and the trend that we're seeing, it's not really trend, it's, as I call it, it's more of a cultural shift. So the appetite is there for more active product and we're seeing that in both footwear and apparel. So the opportunity to really start to close that gap is tremendous. And we think that over the years ahead, we'll start to reduce that differentiation between NIKE as a percentage -- or I'm sorry, Men's as a percentage of NIKE's business versus Women. So very, very bullish on the Women's opportunity and the response to the work that we've already done in elevating that part of our product and our communication.

<A – Trevor Edwards>: Yes, and I think, as Mark just touched on, I think, it really speaks to why we think Women's is such a big and huge opportunity for us and why we're very focused on that. And I said, we believe we are absolutely on target to go after a $7 billion goal for fiscal year '17. But we truly believe it's not about that, it's actually about beyond, continuing to really move the needle around our women's business.

Operator: Michael Binetti, UBS Investment Bank

<Q – Michael Binetti>: Just quickly on the China business. It's interesting because you guys usually give a fairly detailed report card as you started to really go into the active mode of repairing that business. Maybe we look at just where we are in that business now as far you were controlling inventories for a long time, working with retailers to improve the presentation in retail and put some CapEx into those stores. And I guess, numerically, it's very interesting to see 20% revenue growth off 6% futures. And now that you've accelerated the futures to 13%, how do we think about that spread going forward without getting too carried away on what we can look at? It certainly doesn't point me intuitively to a mid-teens revenue growth for the year. So just any help there would be great.

<A – Don Blair>: Yes, I think, first of all, you're right. In the previous quarters, we were giving you a pretty detailed articulation. One of the things we said was that because of the prior year comparisons, the futures growth rate, the revenue growth rates were not going to look all that obvious or all that intuitive. So that's why gave much more specific guidance on that market than we normally do. And once again, this quarter, we gave revenue guidance of mid-teens growth for the year because it is a little hard to read the futures and the revenue growth just because of the prior year. Once we get past this fiscal year, we're going to start to be anniversarying numbers that are a little more consistent and we can go back to fairly normal relationships between futures and revenue. But for right now, what we would ask that you do is pay attention to what it is we give you as future guidance. That is our best estimate of where we think the revenue numbers would be. You're still going to see some unusual relationships between futures and revenue for a few more quarters.

<Q – Michael Binetti>: Okay. And then, if I could just ask one more question on the gross margins. Obviously, the nuances of gross margin, we've talked about a bit on this call. But as we visited over the last few years, the topic always comes up of when you guys can get back to the prior peak gross margins of just over 46%. And we heard you talk a lot about premiumization and clearly worked very hard on that line in the P&L. Do you think, at this point, that the work you guys have done on product, on manufacturing and on the focus on pricing, we've reset the bar a long term for the grosses to be able to go over that level longer term?

<A – Don Blair>: Yes, we don't necessarily see there as being a ceiling on gross margin. As I said earlier on in response to the pricing question, this is really about creating the equity in the brand and the product and how we distribute it that enables us to be premium and get paid for our work. And we believe that we have opportunities in terms of the revenue portion of the equation as we continue to drive that value equation behind the innovation in the brand. On the cost side, we've talked about some of the things we're doing in the manufacturing space. We've talked about just getting better and better at how we flow product and we continue to see opportunities there. So we don't see that previous peak as somehow a magical ceiling. As I said in my earlier remarks, it's a signpost on the journey, but we believe that we can continue to create that value in the margin equation.

Operator: Eric Tracy, Janney Montgomery Scott

<Q – Eric Tracy>: I guess, if I could touch on digital and e-comm, obviously, a couple of quarters now, pretty significant acceleration. Maybe just touch on again the consumer migration, the evolution of that channel overall, obviously a massive opportunity. But how you think about sort of expanding the market versus cannibalizing it and how you sort of maintain the relationships in balance with your wholesale partners?

<A – Mark Parker>: Well, yes, good question. First of all, I'd say that our commitment to DTC or Direct-to-Consumer business is a huge and critical part of the commitment we have to create a more premium presentation for our brands and our products and ultimately giving our customers, consumers, a better experience all around. So with that said, the world is changing. Consumer behavior and expectations are certainly changing. More people, no mystery to anybody here, are shopping online. They want products easy. They want it fast. They want to be able to customize and personalize, shop on their devices and in an in-store setting. So the relationship between those channels is really critical whether it's NIKE direct or with our retail partners. And that's really the focus of our marketplace development work is to really assess how all the parts or channels actually work together and work together in a way that really give the consumer the best experience. So we're really focused on how do we address the needs and expectation of the of the consumer. And as we say, they ultimately decide. So NIKE, I think, you've seen, along with our retail partners, is expanding the market, and we're seeing more positive results all around. We think this is a win-win situation between NIKE and our wholesale partners around the world, and that's exactly what we're seeing. Trevor mentioned, and we've said this quite regularly, being a better retailer is making us a better company and a better wholesale partner. NIKE.com, as bullish as we are, it's a -- and as positive as the results have been, which are pretty spectacular, is still in the early stages. We're investing heavily. This is one of the bigger growth opportunities for us long term, big improvements in just how the consumer interacts with NIKE online, seamless card experiences, making the transactions a lot easier, actually blurring the lines between transacting online and in-store. Supply chain improvements, improvements in ID, I could go on. Increased focus on mobile, very, very important for us. So the investment and the focus on this area will continue and not as a separate, isolated part of NIKE but as an integrated part of our business and our categories. So I'll just say we're obviously quite bullish on this and this is where the consumer is going and this is where we'll be.

<A – Kelley Hall>: All right. Well, with that, we want to thank everyone for joining us. Happy holidays, everybody, and we'll talk to you next quarter.